ARTICLES OF AMENDMENT

                          TO ARTICLES OF INCORPORATION

                                       OF

                       INTERNATIONAL SOLUBLES CORPORATION


         In accordance with Section 607.1006 of the Florida Business Corporation Act, as well as other applicable law, International Solubles Corporation (the "Corporation") does hereby adopt the following amendments (the "Amendments") to its Articles of Incorporation:

1. The Articles of Incorporation of the Corporation are hereby amended by deleting Article III in its entirety and inserting the following in lieu thereof:

                               ARTICLE III SHARES

     The number of shares of stock that this corporation is authorized to have outstanding at any one time is: NINE HUNDRED MILLION (900,000,000) shares of common stock, no par value, non-assessable.

2. Except as specifically provided herein, the provisions of the Corporation's Articles of Incorporation shall remain unamended and shall continue in full force and effect.

3. By execution of these Articles of Amendment to the Articles of Incorporation, the president and secretary of the Corporation do hereby certify that the foregoing Amendments to the Articles of Incorporation were adopted on March 22, 2000 as

     Amendments to the original Articles of Incorporation of the Corporation by the unanimous written consent of the Corporation's shareholders, on that date. As of March 22, 2000, the date of adoption by the shareholders, there were a total of 995,000 shares of the Corporation's common stock issued and outstanding, of which all 995,000 shares unanimously voted for the adoption of the foregoing Amendments to the Articles of Incorporation, and no shares were voted against the Amendments.

         IN WITNESS WHEREOF, the foregoing Articles of Amendment to the Articles of Incorporation of International Solubles Corporation have been executed this 23rd day of March, 2000.

ATTEST:

/s/ Debra L. Sea
-------------------------------
Debra L. Sea, Secretary
INTERNATIONAL SOLUBLES CORPORATION

/s/ L. Henry Sarimento
------------------------------------------
L. Henry Sarmiento, President


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